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                                                                    Exhibit 23.1




            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-00000) pertaining to the 2001 Long-Term Performance Incentive Plan of Cable Design Technologies Corporation of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedule of Belden CDT Inc., Belden CDT Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Belden CDT Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

St. Louis, Missouri
October 23, 2006